EXHIBIT 99.2

Ocwen Financial Corporation®

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
David J. Gunter Executive Vice President & Chief Financial Officer
T: (561) 682-8367
E: David.Gunter@Ocwen.com

Ocwen Financial Corporation Announces Exercise in Full by Underwriters of
Over-Allotment Option on Common Stock Offering

WEST PALM BEACH, Fla., August 14, 2009 — Ocwen Financial Corporation (“Ocwen”) (NYSE: OCN) today announced that the underwriters of its previously announced common stock offering exercised in full their over-allotment option on August 13, 2009. The exercise of the over-allotment option results in the issuance of an additional 4,200,000 shares of common stock. With the exercise of the over-allotment option, Ocwen will issue, in the aggregate, 32,200,000 shares of common stock. The closing for both the common stock offering and the exercise of the over-allotment option is scheduled for August 18, 2009.

J.P. Morgan Securities Inc., Barclays Capital Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers for the common stock offering. Piper Jaffray & Co. and Keefe, Bruyette & Woods, Inc. are acting as co-managers.

Ocwen has filed a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Copies of the prospectus supplement and the accompanying prospectus may be obtained for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, copies may be obtained from J.P. Morgan Securities Inc., Attn: Prospectus Department, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245 (phone 718-242-8002),  Barclays Capital Inc., c/o Broadridge Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York, 11717; barclaysprospectus@broadridge.com (phone 888-603-5847) or Wells Fargo Securities, LLC, 375 Park Avenue, New York, NY 10152-4077; equity.syndicate@wachovia.com (phone 800-326-5897).

This press release does not constitute an offer to sell or the solicitation of an offer to buy any common stock, nor will there be any sale of common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ocwen:
Ocwen Financial Corporation is a leading provider of residential and commercial loan servicing, special servicing and asset management services. Ocwen is headquartered in West Palm Beach, Florida with offices in California, the District of Columbia, Florida, Georgia and New York and global operations in India and Uruguay.